Exhibit 99.1
NEWS RELEASE
www.agcocorp.com

CONTACT:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO APPOINTS DAVID SAGEHORN TO ITS BOARD OF DIRECTORS

DULUTH, GA – March 16, 2022 – AGCO, Your Agriculture Company, (NYSE:AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, announced today the election of David Sagehorn to its Board of Directors effective March 15, 2022. “We are pleased to have Dave join our Board,” said Eric Hansotia, Chairman, President and CEO of AGCO Corporation. “His wealth of knowledge, financial expertise and his extensive experience in a company that produces technology-rich vehicles will be invaluable as we continue to evolve AGCO’s smart solutions for our farmer customers. He will provide an important perspective and contribution to our Board.”

George Benson is retiring from the Board of Directors effective April 28, 2022. “George joined the AGCO Board in 2004 and has made an extraordinary contribution to AGCO and its Board. We are extremely grateful for his guidance and leadership over the years,” Mr. Hansotia added.

Mr. Sagehorn, who is 58, retired in 2020 from Oshkosh Corporation, a $7.7 billion industrial company that designs and builds specialty trucks, military vehicles, truck bodies, airport fire apparatus, and access equipment. During Mr. Sagehorn’s 20-year career at Oshkosh he served in a number of senior financial roles, including Executive Vice President and Chief Financial Officer for the last 13 years. Mr. Sagehorn earned a Bachelor of Science in Accounting from the University of Wisconsin-Platteville and an MBA with a concentration in Finance, from Marquette University.

About AGCO:
AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio including core brands like Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services help farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $11.1 billion in 2021. For more information, visit www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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